Exhibit (d)(h)(7)
AMENDMENT NO. 2 TO THE
PORTFOLIO MANAGEMENT AGREEMENT
     THIS AMENDMENT effective as of this 1st day of May, 2013 is made to the Portfolio Management Agreement (the “Agreement”) dated September 29, 2006, as amended on May 1, 2007, by and among BlackRock Investment Management, LLC, a Delaware limited liability company (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (“Fund”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on May 1, 2013. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
     WHEREAS, Investment Adviser, Portfolio Manager and Fund are parties to the Agreement;
     WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;
     WHEREAS, the Fund has retained the Investment Adviser to render investment advisory services to the various portfolios of the Fund pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios; and
     WHEREAS, the parties desire to appoint Portfolio Manager to serve as subadviser to another portfolio of the Fund;
     NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:
     1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.
     2. Section 2 is hereby amended by adding the following to the end of the first paragraph:
     The Portfolio Manager is authorized to open brokerage accounts on behalf of the Portfolios in accordance with Fund procedures. The Portfolio Manager is authorized to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Fund procedures.
     3. Sections 2(a)(6) and 2(a)(7) are hereby replaced with the following:
Section 851(b)(2) and (3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), (7) the provisions of Section 817(h) of the Code, applicable to the Portfolio, in each case of Sections 2(a)(6) and 2(a)(7) solely with respect to the assets of the Portfolios which are under its management and based on information provided by the Portfolios’ administrator, custodian and other service providers;
     4. The following is hereby added after section 2(a)(8) as section 2(a)(9):
     (9) To the extent that the Portfolio Manager engages in transactions that require segregation of assets or other arrangements, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Portfolio Manager shall maintain liquid assets to satisfy the requirements of the 1940 Act and in accordance with Fund Procedures, including the Segregation Requirements Policy.
     5. Section 2(i) is hereby replaced with the following:
     (i) will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Fund with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Portfolio Manager shall certify to the Investment Adviser that (a) the Portfolio Manager had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code of Ethics contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1, as amended) from violating the Code of Ethics, and that (c) except as otherwise disclosed, there have been no material violations of the Code of Ethics or, if a material violation has occurred, that appropriate action has been taken in response to such violation. Upon reasonable written request of the Investment Adviser or the Fund, the Portfolio Manager shall permit representatives of the Investment Adviser and the Trust to examine the reports and records related to the reported material violations (or provide summaries of such reports, with non-public personal information redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics. Upon reasonable written request of the Investment Adviser, Portfolio Manager is willing to discuss such material violations by the portfolio managers of the Portfolio solely to the extent any such violation affects the Portfolio; provided that any such discussions do not violate applicable law.
     6. The following sentence is added to Section 2(j):
     The Portfolio Manager will notify the Investment Adviser promptly if any action is brought by any regulatory body which in the Portfolio Manager’s reasonable determination will likely affect its registration as a duly registered investment adviser.
     7. The first sentence in Section 2(q) is hereby replaced with the following:
     ...will provide reasonable assistance to the Fund and the Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act,

Amdmt No. 2 BlackRock Portfolio Management Agmt	2

including, in the event of any relevant regulatory exams, providing notice of any material deficiencies that will likely, in the Portfolio Manager’s reasonable determination, adversely affect the services provided by Portfolio Manager under this Agreement, provided that the provision of such notices are permitted under applicable law.
     8. Section 2(r) is hereby replaced with the following:
     (r) will comply with any Fund Procedures, including the Fund’s policy on selective disclosure of portfolio holdings of the Fund (the “Selective Disclosure Policy”), as provided in writing to the Portfolio Manager and as may be amended from time to time. Accordingly, the Portfolio Manager acknowledges that to trade on material non-public portfolio holdings information of the Fund would violate applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or internal policies adopted by the Portfolio Manager to govern trading of its employees. Compliance with the Selective Disclosure Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the Fund that meet the minimum requirements of the Selective Disclosure Policy. The Portfolio Manager will provide any such agreements to the Investment Adviser or the Fund, along with any amendments or supplements thereto, upon the reasonable request of the Investment Adviser or the Fund, provided however that Portfolio Manager may provide only those parts of the agreements that relate to ensuring conformance with the Fund’s Selective Disclosure Policy or other Trust Procedures. The Portfolio Manager agrees to provide a certification with respect to compliance with Fund Procedures as may be reasonably requested by the Fund from time to time.
     9. Section 2 is hereby amended to add the following new section after section 2(w):
(x) will provide reasonable assistance to the Investment Adviser in connection with the preparation of documentation relating to non-U.S. class action claims involving securities held in the Portfolio.
(y) will, on an annual basis, advise the Investment Adviser (i) if the Portfolio Manager acts as sub-adviser to another U.S. registered mutual fund that follows the same investment strategy as the Portfolio and (ii) if so, whether the Portfolio Manager’s fee rate is less than the rate charged the Investment Adviser for management of the Portfolio.
     10. The following is hereby added to Section 4:
          In the event two or more portfolio managers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other portfolio manager(s) based upon the number of pages required by each such portfolio manager.
     11. Section 13 is hereby replaced as follows:

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          (a) Except as may otherwise be required by Section 14 of this Agreement, the 1940 Act or the rules thereunder or other applicable law, the Fund and the Investment Adviser agree that the Portfolio Manager, any affiliated person of the Portfolio Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Portfolio Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Portfolio Manager’s willful misfeasance, bad faith, or gross negligence in the performance of the Portfolio Manager’s duties, or by reason of reckless disregard of the Portfolio Manager’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund or Investment Adviser may have under federal or state securities laws.
          (b) Except as may otherwise be required by Section 14 of this Agreement, , the 1940 Act or the rules thereunder or other applicable law, the Portfolio Manager agrees that the Fund and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Portfolio Manager may have under federal or state securities laws.
     12. Section 14(a)(ii) is hereby replaced with the following and current Section 14(a)(ii) is renumbered to 14(a)(iii):
(ii)	are based upon Portfolio Manager’s material breach of any provision of this Agreement, including its material breach of any representation, warranty or undertaking, or
     13. Section 14(b)(ii) is hereby replaced with the following and current Section 14(b)(ii) is renumbered to 14(b)(iii):
(ii)	are based upon Investment Adviser’s material breach of any provision of this Agreement, including its material breach of any representation, warranty or undertaking, or,
     14. In the last paragraph of Section 15, the last sentence is hereby replaced with the following:
     In the event this Agreement is terminated or is not approved in the manner described above (i) the Portfolio Manager agrees to provide all reports, certification and assistance called for pursuant to Sections 2(b), 2(h), 2(i), 2(n), 2(k), 2(p) and 2(q), within 30 business days of termination; and (ii) the Sections or Paragraphs numbered 2(g) for a period of six years, and 2(m), 2(x), 9, 10, 13, 14, 15, 16, 17, 18, 19 and 20 of this

Amdmt No. 2 BlackRock Portfolio Management Agmt	4

Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.
     15. Section 18 is hereby replaced with the following:
     Notices. All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.
A.	if to the Portfolio Manager, to:

BlackRock Investment Management LLC University Square Drive Princeton, NJ 08540-6455 Attention: Rachel Ricci Email: blk-sa-serviceteam@blackrock.com

B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis, Vice President and Fund Advisor
General Counsel
Email: Robin.Yonis@PacificLife.com and
ContractNotifications@PacificLife.com
Telephone number: 949-219-6767

C.	if to the Fund, to:

Pacific Select Fund
c/o Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis, Vice President and Fund Advisor
General Counsel
Email: Robin.Yonis@PacificLife.com and
ContractNotifications@PacificLife.com
Telephone number: 949-219-6767

Amdmt No. 2 BlackRock Portfolio Management Agmt	5

     16. Section 19(a) is hereby amended by adding the following sentence to the end of the current section:
     The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.
     17. A new Section 19(f) is hereby added as follows after Section 19(e):
     (f) Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.
     18. A new Section 20 is hereby added as follows after Section 19:
     Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except as expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure through no unauthorized act or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.

Amdmt No. 2 BlackRock Portfolio Management Agmt	6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa Name: Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Michael G. Saliba Name: Michael G. Saliba
Title: Managing Director

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa Name: Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

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Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2013 or the inception date of the Large-Cap Growth Portfolio

Portfolios:	Equity Index Portfolio
Small-Cap Index Portfolio
PD Large-Cap Value Index Portfolio
PD Large-Cap Growth Index Portfolio
PD Small-Cap Value Index Portfolio
PD Small-Cap Growth Index Portfolio
Small-Cap Equity Portfolio
     The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the above noted Portfolios’ combined average daily net assets based on the following formula:

Rate(%)	Break Point (assets)
0.04%	on the first $300 million
0.02%	on excess
The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.
Portfolio: Large-Cap Growth Portfolio
     The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the above noted Portfolio based on the following formula:
     (a) The annual percentage of the combined* average daily net assets of the Large-Cap Growth Portfolio of Pacific Select Fund (“PSF”) and the PL Large-Cap Growth Fund of Pacific Life Funds according to the following schedule:

Rate%	Break Point (assets)
0.38%	on the first $25 million
0.33%	on the next $225 million
0.23%	on the next $1.75 billion
0.20%	Excess over $2 billion

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               (b) Multiplied by the ratio of the PSF Large-Cap Growth Portfolio’s average daily net assets over the combined average daily net assets of the PSF Large-Cap Growth Portfolio and the PL Large-Cap Growth Fund of Pacific Life Funds.

*	Assets are combined only while the Portfolio Manager is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PSF Large-Cap Growth Portfolio.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

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